Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		May 2, 2017
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release
ENCORE WIRE REPORTS FIRST QUARTER RESULTS
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2017.
Net sales for the first quarter ended March 31, 2017 were $279.4 million compared to $225.5 million during the first quarter of 2016. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 8.1% in the first quarter of 2017 versus the first quarter of 2016. Aluminum unit volume was up 7.8% in the first quarter of 2017 versus the first quarter of 2016. Aluminum building wire sales constituted 8.7% of net sales dollars for the first quarter of 2017 versus 10.5% in the first quarter of 2016. The average selling price of wire per copper pound sold increased 16.9% in the first quarter of 2017 versus the first quarter of 2016, driving the 26.5% increase in net sales dollars. Copper wire sales prices increased primarily due to the higher price of copper purchased, which increased 22.6% versus the first quarter of 2016. Net income for the first quarter of 2017 was $13.6 million versus $8.6 million in the first quarter of 2016. Fully diluted net earnings per common share were $0.65 in the first quarter of 2017 versus $0.41 in the first quarter of 2016.
On a sequential quarter comparison, net sales for the first quarter of 2017 were $279.4 million versus $239.2 million during the fourth quarter of 2016. Sales dollars increased due to a 10.4% unit volume increase of copper building wire sold, combined with a 7.6% increase in the average selling price per pound of copper wire sold on a sequential quarter comparison. Copper wire sales prices increased primarily due to an increase of 12.4% in the price of copper purchased. Net income for the first quarter of 2017 increased to $13.6 million versus $11.4 million in the fourth quarter of 2016. Fully diluted net income per common share was $0.65 in the first quarter of 2017 versus $0.55 in the fourth quarter of 2016.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased with our improved results in the first quarter. There are some key items to note. Net sales dollars increased significantly, comparing the first quarter of 2017 to both the first and fourth quarters of 2016. The increased top line was driven primarily by both higher copper raw material prices as well as increased unit sales volumes. Unit volumes were up 8.1% in copper pounds shipped and 7.8% in aluminum pounds shipped versus the first quarter of last year. Units volumes were up 10.4% in copper pounds shipped and 0.4% in aluminum pounds shipped versus the fourth quarter of last year. Margins increased in copper wire sales but declined in aluminum wire sales. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper spread increased 7.0% in the first quarter of 2017 versus the first quarter of 2016 while remaining almost flat on a sequential quarter comparison. The copper spread expanded 7.0% as the average price of copper purchased increased 22.6% in the first quarter of 2017 versus the first quarter of 2016, and the average selling price of wire sold increased 16.9%. The percentage change on sales is on a higher nominal dollar amount than on purchases and, therefore, spreads change on a nominal dollar basis. Aluminum spreads were down 15.9% in the first quarter of 2017 versus the first quarter of 2016 and 7.6% sequentially.
The margin changes were due primarily to the competitive pricing environment in the industry. Copper spreads improved in the fourth quarter of 2016 and held through the first quarter of 2017. It appears that the industry consolidation of a copper competitor that took place last year and damaged margins in the second and third quarters of 2016 may be resolving itself. On the aluminum side, however, there are a couple of small competitors importing aluminum wire and selling it at below market prices. We understand that the government is looking into this import activity. We also have a financially stressed competitor who appears to readily follow these low-price competitors. We believe both of these factors have contributed to the unsettled pricing environment and impacted our spreads negatively.

Based on discussions with our distributor customers and their contractor customers, we believe there is a good outlook for construction projects for the next year. We continue to strive to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast.
Our balance sheet is very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $86.5 million in cash at the end of the quarter. We also declared another cash dividend during the quarter.
Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the first quarter results on Wednesday, May 3, 2017, at 10:00 am CDT. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Frank Bilban, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 800-774-6070, and the passcode is 6825014#. A telephone replay of this conference call will be available at 888-843-7419, conference reference 6825014#, until June 2, 2017. A replay of this conference call will also be accessible in the investors section of our website for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2016 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended March 31,
In Thousands	2017	2016
Net Income	$13,632	$8,599
Income Tax Expense	6,852	4,238
Interest Expense	58	58
Depreciation and Amortization	3,798	4,846
EBITDA	$24,340	$17,741

Encore Wire Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current Assets
Cash	$86,482	$95,753
Receivables, net	211,669	184,876
Inventories	95,638	93,274
Prepaid Expenses and Other	2,021	2,479
Total Current Assets	395,810	376,382
Property, Plant and Equipment, net	283,125	281,389
Other Assets	193	193
Total Assets	$679,128	$657,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$35,642	$18,577
Accrued Liabilities and Other	23,295	32,305
Total Current Liabilities	58,937	50,882
Long Term Liabilities
Non-Current Deferred Income Taxes	33,194	33,973
Total Long Term Liabilities	33,194	33,973
Total Liabilities	92,131	84,855
Stockholders’ Equity
Common Stock	268	268
Additional Paid in Capital	55,982	55,311
Treasury Stock	(91,056)	(91,056)
Retained Earnings	621,803	608,586
Total Stockholders’ Equity	586,997	573,109
Total Liabilities and Stockholders’ Equity	$679,128	$657,964

Encore Wire Corporation
Condensed Consolidated Statements of Income
(Unaudited)
(In Thousands, Except Per Share Data)

	Quarter Ended March 31,
	2017		2016

Net Sales	$279,392	100.0%	$225,544	100.0%
Cost of Sales	240,187	86.0%	195,401	86.6%
Gross Profit	39,205	14.0%	30,143	13.4%

Selling, General and Administrative Expenses	18,737	6.7%	17,309	7.7%
Operating Income	20,468	7.3%	12,834	5.7%

Net Interest & Other Expense	(16)	—%	(3)	—%
Income before Income Taxes	20,484	7.3%	12,837	5.7%

Income Taxes	6,852	2.5%	4,238	1.9%
Net Income	$13,632	4.9%	$8,599	3.8%

Basic Earnings Per Share	$0.66		$0.42
Diluted Earnings Per Share	$0.65		$0.41
Weighted Average Number of Common and Common Equivalent Shares Outstanding:
Basic	20,738		20,688
Diluted	20,834		20,747
Dividend Declared per Share	$0.02		$0.02

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